EXHIBIT 3(A)

                 RESTATED CERTIFICATE OF INCORPORATION

                                  of

                           AQUARION COMPANY
                           -----------------


                    Pursuant to Section 245 of the

           General Corporation Law of the State of Delaware



     AQUARION COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

hereby certifies as follows:



     1.   The present name of the corporation is AQUARION COMPANY (the

"Corporation").  The Corporation was originally incorporated under the name THE HYDRAULIC COMPANY, and the date of filing of the original

Certificate of Incorporation of the Corporation with the Secretary of

State of the State of Delaware was October 17, 1968.



     2.   The provisions of the Certificate of Incorporation of the

Corporation are hereby restated and integrated into the single instrument that is hereinafter set forth, and that is entitled

"Restated Certificate of Incorporation of Aquarion Company."



     3.   The restatement of the Certificate of Incorporation herein certified has been duly adopted and approved by the Board of Directors without a vote of the stockholders in accordance with the provisions of Section 245 of the Delaware General Corporation Law.



      4.   The Restated Certificate of Incorporation of Aquarion

Company only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as

heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Restated

Certificate of Incorporation of Aquarion Company.

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                  RESTATED CERTIFICATE OF INCORPORATION

                                  of

                           AQUARION COMPANY
                           ----------------


     Article 1.     The name of the Corporation is AQUARION COMPANY.
     ----------


     Article 2.     The address of the Corporation s registered office
     ----------
in the State of Delaware is 229 South State Street, City of Dover,

County of Kent.  The name of the Corporation s registered agent at such address is The Prentice-Hall Corporation System, Inc.



     Article 3.     The nature of the business and the purposes to be
     ----------
conducted and promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the

General Corporation Law of the State of Delaware.



     Article 4.     The amount of the total authorized capital stock
     ----------
of Corporation shall be 2,500,000 shares of preferred stock, no par value, provided that the Corporation shall not issue shares of such

Preferred Stock if such issue would increase the aggregate stated

value of the Corporation s issued and outstanding Preferred Stock to an amount in excess of 25,000,000 and 16,000,000 shares of Common

Stock, no par value.  Holders of Common Stock shall have no pre-

emptive rights to subscribe to any future issues of shares of Common

Stock.  The Board of Directors shall be empowered to issue and dispose of both the Preferred Stock and the Common Stock from time to time with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof as the Board may provide for in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.



     Series B Junior Participating Preferred Stock:
     ----------------------------------------------



     Section a.  Designation and Amount.  The shares of such series
                 -----------------------
shall be designated as "Series B Junior Participating Preferred Stock"

(the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 100,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors;

provided, that no decrease shall reduce the number of shares of Series

B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series B Preferred Stock.  Shares of Series B

Preferred Stock shall have a stated capital of $10.00 per share, which for purposes of Article 4 of the Certificate of Incorporation shall constitute the "stated value" of such shares.

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     Section b.  Dividends and Distributions.
                 ----------------------------


     (1)  Subject to the rights of the holders of any shares of any series of Preferred Stock of the Company (the "Preferred Stock") (or

any similar stock) ranking prior and superior to the Series B

Preferred Stock with respect to dividends, the holders of shares of

Series B Preferred Stock, in preference to the holders of Common

Stock, no par value ($1 per share stated value) of the Company (the

"Common Stock") and of any other stock of the Company ranking junior to the Series B Preferred Stock, shall be entitled to receive, when,

as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July, and October in each year (each such date being referred to herein as a "Dividend Payment Date"),

commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of

(a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends,

and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock.  In the event the

Company shall at any time after June 25, 1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the

outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common

Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.



     (2)  The Company shall declare a dividend or distribution on the

Series B Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common

Stock (other than a dividend payable in shares of Common Stock);

provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any

Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1 per share on the Series B Preferred Stock shall nevertheless be payable, when, as and if declared, on such subsequent

Dividend Payment Date.



     (3)  Dividends shall begin to accrue and be cumulative, whether or not earned or declared, on outstanding shares of Series B Preferred

Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend

                                 -2-
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Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series B Preferred

Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.



     Section c.  Voting Rights.  The holders of shares of Series B
                 --------------
Preferred Stock shall have the following voting rights:



           (1)  Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in the Certificate of

Incorporation or required by law, each share of Series B Preferred

Stock shall entitle the holder thereof to 100 votes on all matters upon which the holders of the Common Stock of the Company are entitled to vote.  In the event the Company shall at any time after June 25,

1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or

consolidation of the outstanding shares of Common Stock (by

reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common

Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled

immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.



          (2)  Except as otherwise provided herein, in the Certificate of Incorporation or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series B Preferred

Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the

Company.



          (3)  Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.



      Section d.  Certain Restrictions.
                  ---------------------

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          (1)  Whenever quarterly dividends or other dividends or

distributions payable on the Series B Preferred Stock as provided in

Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Company shall not:



               (a)  declare or pay dividends, or make any other

distributions, on any shares of stock ranking junior (as to dividends)

to the Series B Preferred Stock;



               (b)  declare or pay dividends, or make any other

distributions, on any shares of stock ranking on a parity (as to dividends) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;



               (c)  redeem or purchase or otherwise acquire for

consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the

Series B Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the

Series B Preferred Stock or rights, warrants or options to acquire such junior stock;



               (d)  redeem or purchase or otherwise acquire for

consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation,

dissolution or winding up) with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication

(as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.



          (2)  The Company shall not permit any subsidiary of the

Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A)

of this Section d, purchase or otherwise acquire such shares at such time and in such manner.



     Section e.  Reacquired Shares.  Any shares of Series B Preferred
                 ------------------
Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the

acquisition thereof.  All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

                               -4-
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     Section f.  Liquidation, Dissolution or Winding Up. Upon any
                 ---------------------------------------
liquidation, dissolution or winding up of the Company, no distribution shall be made (A) to the holders of the Common Stock or of shares of any other stock of the Company ranking junior, upon liquidation,

dissolution or winding up, to the Series B Preferred Stock unless,

prior thereto, the holders of shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (B) to the holders of shares of stock ranking on a parity upon liquidation,

dissolution or winding up with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in pro-portion to the total amounts to which the holders of all such shares are entitled upon such liquidation,

dissolution or winding up.  In the event, however, that there are not sufficient assets available to permit payment in full of the Series B liquidation preference and the liquidation preferences of all other classes and series of stock of the Company, if any, that rank on a parity with the Series B Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series B Preferred Stock and the holders of such parity shares in the proportion to their respective liquidation preferences.  In the event the Company shall at any time after June 25,

1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by

reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common

Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.



      Section g.  Consolidation, Merger, etc.  In case the Company
                  ---------------------------
shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are converted into,

exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B

Preferred Stock shall at the same time be similarly converted into,

exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property

(payable in kind), as the case may be, into which or for which each share of Common Stock is converted, exchanged or converted.  In the event the Company shall at any time after June 25, 1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the

outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares
                                    -5-
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of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of

Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.



     Section h.  No Redemption. The shares of Series B Preferred Stock
                 --------------
shall not be redeemable from any holder.



     Section i.  Rank.  The Series B Preferred Stock shall rank, with
                 -----
respect to the payment of dividends and the distribution of assets upon liquidation dissolution or winding up of the Company, junior to all other series of Preferred Stock and senior to the Common Stock.



      Section j.  Amendment.  If any proposed amendment to the
                  ----------
Certificate of Incorporation (including this Certificate of

Designations) would alter, change or repeal any of the preferences,

powers or special rights given to the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely, then the holders of the Series B Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Series B Preferred Stock, voting separately as a class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the General

Corporation Law of the State of Delaware.



     Section k.  Fractional Shares.  Series B Preferred Stock may be
                 ------------------
issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred

Stock.



     Article 5.     The vote of the stockholders of the Corporation
     ----------
required to approve any Business Combination shall be as set forth in this Article 5.  The term "Business Combination" shall have the meaning ascribed to it in Paragraph 1.(B) of this Article.  Each other capitalized term shall have the meaning ascribed to it in Paragraph 3 of this Article.



     1.   (A)  In addition to any affirmative vote required by law or this Restated Certificate of Incorporation and except as otherwise expressly provided in Paragraph 2 of this Article 5:



                     (1)  any merger or consolidation of the Corporation or

any Subsidiary with (i) any Interested Stockholder or (ii) any other

Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of an

Interested Stockholder; or

                                    -6-
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               (2)  any sale, lease, exchange, mortgage, pledge,

transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of assets of the Corporation or any

Subsidiary having an aggregate Fair Market Value of $5,000,000 or more; or



               (3)  the issuance or transfer by the Corporation or any

Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested

Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof)

having an aggregate Fair Market Value of $5,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Interested Stockholder (or such Affiliate) from the

Corporation or a Subsidiary; or



               (4)  the adoption of any plan or proposal for the

liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested

Stockholder; or



               (5)  any transaction involving the Corporation or any

Subsidiary (whether or not with or into or otherwise involving an

Interested Stockholder), and including, without limitation, any reclassification of securities (including any reverse stock split), or recapitalization or reorganization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any self tender offer for or repurchase of securities of the

Corporation by the Corporation or any Subsidiary or any other transaction (whether or not with or into or otherwise involving an

Interested Stockholder), which in any such case has the effect,

directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any

Subsidiary which is directly or indirectly beneficially owned by any

Interested Stockholder or any Affiliate of any Interested Stockholder;



shall require the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of the Voting Stock, in each case voting together as a single class (it being understood that for purposes of this Article 5, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article 4 of this Restated Certificate of Incorporation or any designation of the rights, powers and preferences of any class or series of Preferred Stock made pursuant to said Article 4 (a

"Preferred Stock Designation")), which vote shall include the affirmative vote of at least two-thirds (2/3) of the combined voting power of the outstanding shares of Voting Stock held by stockholders other than the Interested Stockholder.  Such affirmative vote shall be required notwithstanding any provision of law or any other provision of this Restated Certificate of Incorporation or any agreement with any national securities exchange or otherwise which might permit a lesser vote or no vote and in addition to any affirmative vote required of the holders of any class or series of Voting Stock pursuant to law, this Restated Certificate of Incorporation or any

Preferred Stock Designation.

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          (B)  The term "Business Combination" as used in this Article

5 shall mean any transaction that is referred to in any one or more clauses (1) through (5) of Paragraph 1.(A) of this Article.



      2.   The provisions of Paragraph 1.(A) of this Article 5 shall

not be applicable to any particular Business Combination, and such

Business Combination shall require only such affirmative vote as is required by law, any other provision of this Restated Certificate of

Incorporation, any Preferred Stock Designation or any agreement with any national securities exchange, if, in the case of a Business

Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph (A) is met, or, in the case of any other Business Combination, the conditions specified in the following paragraph (A) or the conditions specified in the following paragraph (B) are met:



          (A)  such Business Combination shall have been approved by a majority of the Disinterested Directors, or



          (B)  each of the five conditions specified in the following clauses (1) through (5) shall have been met:



               (1)  the aggregate amount of the cash and the Fair

Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of Common Stock in such

Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this clause

(B)(1) shall be required to be met with respect to all shares of

Common Stock outstanding whether or not the Interested Stockholder has acquired any shares of the Common Stock):



                    (i)  if applicable, the highest per share price

(including any brokerage commissions, transfer taxes and soliciting dealers  fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Stockholder which were acquired beneficially by such Interested Stockholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or



                    (ii) the Fair Market Value per share of Common

Stock on the Announcement Date or on the Determination Date, whichever is higher; or



                    (iii)     an amount which bears the same or

greater percentage relationship to the Fair Market Value of the Common

Stock on the Announcement Date as the highest per share price determined in (B)(1)(i) above bears to the Fair Market Value of the

Common Stock on the date of the commencement of the acquisition of the

Common Stock by such Interested Stockholder; and

                                 -8-
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               (2)  the aggregate amount of the cash and the Fair

Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of shares of any class or series of Voting Stock (other than Common Stock) shall be at least equal to the highest of the following (it being intended that the requirements of this clause (B)(2) shall be required to be met with respect to every class and series of such outstanding Voting Stock,

whether or not the Interested Stockholder has previously acquired any shares of a particular class or series of Voting Stock):



                    (i)  if applicable, the highest per share price

(including any brokerage commissions, transfer taxes and soliciting dealers  fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested

Stockholder which were acquired beneficially by such Interested

Stockholder (x) within the two-year period immediately prior to the

Announcement Date or (y) in the transaction in which it became an

Interested Stockholder, whichever is higher;



                    (ii)      if applicable, the highest preferential

amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;



                    (iii)     the Fair Market Value per share of such

class or series of Voting Stock on the Announcement Date or the

Determination Date, whichever is higher; or



                    (iv)      an amount which bears the same or

greater percentage to the Fair Market Value of such class of Voting

Stock on the Announcement Date as the highest per share price in

(B)(2)(i) above bears to the Fair Market Value of such Voting Stock on the date of the commencement of the acquisition of such Voting Stock by such Interested Stockholder; and



               (3)  the consideration to be received by holders of a

particular class or series of outstanding Voting Stock (including

Common Stock) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested

Stockholder and, if the Interested Stockholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by each holder of such class or series of Voting Stock shall be, at the option of such holder, either cash or the form used by the

Interested Stockholder to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date; and



                (4)  after such Interested Stockholder has become an

Interested Stockholder and prior to the consummation of such Business

Combination:

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                    (i)  such Interested Stockholder shall not have

become the beneficial owner of any additional shares of Voting Stock of the Corporation, except as part of the transaction in which it became an Interested Stockholder or upon conversion of convertible securities acquired by it prior to becoming an Interested Stockholder or as a result of a pro rata stock dividend or stock split; and



                    (ii)      such Interested Stockholder shall not

have received the benefit, directly or indirectly (except

proportionately as a stockholder), of any loans, advances, guarantees,

pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise; and



                    (iii)     such Interested Stockholder shall not

have caused any material change in the Corporation's business or capital structure, including, without limitation, the issuance of shares of capital stock of the Corporation to any third party; and



                    (iv)      there shall have been (x) no failure to

declare and pay at the regular date therefor the full amount of dividends (whether or not cumulative) on any outstanding Preferred

Stock, except as approved by a majority of the Disinterested

Directors, (y) no reduction in the annual rate of dividends paid on

Common Stock (except as necessary to reflect any subdivision of the

Common Stock), except as approved by a majority of the Disinterested

Directors, and (z) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split),

recapitalization, reorganization, self tender offer or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors; and



               (5)       a proxy or information statement describing

the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and regulations), whether or not the Corporation is then subject to such requirements, shall be mailed by and at the expense of the Interested

Stockholder at least thirty (30) days prior to the consummation of such Business Combination to the public stockholders of the

Corporation (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions),

and shall contain at the front thereof in a prominent place (i) any recommendations as to the advisability (or inadvisability) of the

Business Combination which the Disinterested Directors, if any, may choose to state, and (ii) the opinion of a reputable national investment banking firm as to the fairness (or not) of such Business

Combination from the point of view of the remaining public

stockholders of the Corporation (such investment banking firm to be engaged solely on behalf of the remaining public stockholders, to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion, to be unaffiliated with such Interested

Stockholder, and, if there are at the time any Disinterested

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Directors, to be selected by a majority of the Disinterested

Directors).



     3.   For purposes of this Article 5:



           (A)  A "person" shall include, without limitation, any

individual, firm, corporation, group (as such term is used in

Regulation 13D-G of the General Rules and Regulations under the

Securities Exchange Act of 1934, as in effect on March, 1985) or other entity.



          (B)  "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary or any employee benefit plan of the Corporation or any Subsidiary) who or which:



               (1)  is the beneficial owner, directly or indirectly,

of more than 10 percent of the combined voting power of the then outstanding shares of Voting Stock; or



               (2)  is an Affiliate of the Corporation and at any time

within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the combined voting power of the then outstanding shares of

Voting Stock; or



               (3)  is an assignee of or has otherwise succeeded to

the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.



          (C)  A person shall be a "beneficial owner" of any Voting

Stock:



               (1)  which such person or any of its Affiliates or

Associates beneficially owns, directly or indirectly; or



                (2)  which such person or any of its Affiliates or

Associates has (a) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or direct the vote pursuant to any agreement, arrangement or

understanding; or



               (3)  which are beneficially owned, directly or

indirectly, by any other person with which such person or any of its

Affiliates or Associates has any agreement, arrangement or

understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

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          (D)  For the purposes of determining whether a person is an

Interested Stockholder pursuant to Paragraph 3.(B) of this Article 5,

the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such Interested Stockholder through application of Paragraph 3.(C) of this Article but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.



          (E)  "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and

Regulations under the Securities Exchange Act of 1934, as in effect on

March, 1985.



          (F)  "Subsidiary" shall mean any corporation more than 50

percent of whose outstanding equity securities having ordinary voting power in the election of directors is owned, directly or indirectly,

by the Corporation or by a Subsidiary or by the Corporation and one or

more Subsidiaries; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 3.(B) of this Article 5, the term "Subsidiary" shall mean only a corporation of which a majority of each class of Voting Stock is owned, directly or indirectly, by the Corporation.



          (G)  "Disinterested Director" shall mean any member of the

Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Stockholder and was a member of the

Board prior to the time that the Interested Stockholder became an

Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested

Stockholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of

Directors.



          (H)  "Fair Market Value" shall mean:  (1) in the case of

stock, the highest closing sale price during the 30-day period commencing on the 40th day preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed

Stocks, or, if such stock is not quoted on the New York Stock

Exchange-Composite Tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period commencing on the 40th day preceding the date in question on the National

Association of Securities Dealers, Inc. Automated Quotations System or

any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith;

and (2) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

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          (I)  In the event of any Business Combination in which the

Corporation survives, the phrase "any consideration other than cash to be received" as used in Paragraphs 2.(B)(1) and (2) of this Article 5 shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.



          (J)  "Announcement Date" shall mean the date of first public announcement of the proposed Business Combination.



          (K)  "Determination Date" shall mean the date on which the

Interested Stockholder became an Interested Stockholder.



          (L)  "Consummation Date" shall mean the date of the

consummation of the Business Combination.



          (M)  The term "Voting Stock" shall mean all outstanding

shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors of the

Corporation, in each case voting together as a single class.  The term

"Voting Stock" as defined in this Paragraph 3 shall apply to the term

"Voting Stock" as used in Article 6 of this Restated Certificate of

Incorporation.



     4.   A majority of the Disinterested Directors shall have the

power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 5 including, without limitation:



          (A)  whether a person is an Interested Stockholder;



          (B)  the number of shares of Voting Stock beneficially owned by any person;



          (C)  whether a person is an Affiliate or Associate of

another person;



          (D)  whether the requirements of Paragraph 2.(B) of this

Article 5 have been met with respect to any Business Combination;



          (E)  whether the assets which are the subject of any

Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any

Subsidiary in any Business Combination has, an aggregate Fair Market

Value of $5,000,000 or more; and



          (F)  such other matters with respect to which a

determination is required under this Article.

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

     The good faith determination of a majority of the Disinterested

Directors on such matters shall be conclusive and binding for all purposes of this Article 5.



     5.   Nothing contained in this Article 5 shall be construed to

relieve any Interested Stockholder from any fiduciary obligation imposed by law.



     6.   Notwithstanding anything contained in this Restated

Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the combined voting power of the

Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal this Article 5 or to adopt any provision inconsistent therewith provided, however, that if there is an

Interested Stockholder on the record date for the meeting at which such action is submitted to the stockholders for their consideration,

such 80 percent vote must include the affirmative vote of at least two-thirds (2/3) of the combined voting power of the outstanding shares of Voting Stock held by stockholders other than the Interested

Stockholder.



     Article 6.     The following provisions are adopted for the
     ----------
management of the business and for the conduct of the affairs of the

Corporation and for creating, defining, limiting and regulating the powers of the Corporation, the directors and the stockholders:



     (a)  Both stockholders and directors of the Corporation shall have power to hold their meetings within or without the State of

Delaware; and the books and records of the Corporation may be kept within or without the State of Delaware at such place or places as may, from time to time, be designated by the Board of Directors.



     (b)  (i)       Except as otherwise fixed pursuant to Article 4 of

the Restated Certificate of Incorporation relating to the rights of the holders of any class or series of Preferred Stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the Board of Directors shall consist of not less than nine or more than fifteen persons, the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).  The directors (other than those who may be elected by the holders of any class or series of Preferred Stock having a preference over Common

Stock as to dividends or upon liquidation) shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1986, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1987, and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1988, with the members of each class to hold office until their successors are elected and qualified.  At each annual meeting of the stockholders of the

Corporation, the successors to the class of directors whose term expires at

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


that meeting shall be elected to hold office for a term

expiring at the annual meeting of stockholders held in the third year following the year of their election.  The election of directors need not be by ballot.



          (ii) Advance notice of nominations for the election of

directors, other than by the Board of Directors or a committee thereof, shall be given in the manner provided in the By-Laws.



          (iii)     Except as otherwise fixed pursuant to the

provisions of Article 4 hereof relating to the rights of the holders of any class or series of Preferred Stock having a preference over the

Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation,

retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office,

though less than a quorum of the Board of Directors.  If any applicable provision of the Delaware General Corporation Law expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such a meeting only by the affirmative vote of at least 80 percent of the combined voting powers of the outstanding shares of Voting Stock.  Any director elected in accordance with the two preceding sentences shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.  No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.



          (iv)      Subject to the rights of the holders of any class

or series of Preferred Stock having preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the combined voting power of all of the then-outstanding shares of the Voting

Stock, voting together as a single class (it being understood that for all purposes of this Article 6, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article 4 of this

Restated Certificate of Incorporation or any Preferred Stock

Designation).



     (c)  The original By-Laws of the Corporation shall be adopted by the Board of Directors.  The Board of Directors shall have the power to make, alter, amend and repeal the By-Laws of the Corporation,

subject to the power of the holders of the Voting Stock to alter,

amend or repeal the By-Laws; provided, however, that, notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this

Restated Certificate of Incorporation or any Preferred Stock

Designation, the affirmative vote of the holders of at least 80 percent of the

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

combined voting power of all the then-outstanding  shares of the Voting

Stock, voting together as a single class, shall be required to (i) alter,

amend or repeal any provision of the By-Laws which is to the same effect as paragraphs (b), (c), (i) and (j) of Article 6 of this Restated Certificate of Incorporation, or Article 5 of this Restated Certificate of Incorporation.



     (d)  The business of the Corporation shall be managed by its

Board of Directors, and the Board of Directors may exercise all of the powers of the Corporation without any action or consent by the stockholders, except as may otherwise be provided by the statutes of the State of Delaware, by this Restated Certificate of Incorporation,

or by the By-Laws.



     (e)  The Board of Directors shall have the power, in its

discretion, from, time to time to fix and vary the amounts to be maintained as surplus and as working capital and to create and set apart reserves for any proper purposes and to abolish any such reserves; and to fix and determine, subject to limitations imposed by law, what portion of the consideration received upon any issue of stock shall constitute capital and what portion, if any, paid-in or capital surplus; and to cause dividends to be paid from paid-in or capital surplus or from any surplus due to appreciation in value of any property of the Corporation; to determine whether and when dividends shall be declared and paid and in what manner and form; and

to determine the use and disposition of any surplus or net profits of the Corporation.



     (f)  The Board of Directors shall have the power to subject the whole or any part of the real and personal properties of the

Corporation, including after-acquired property, to liens, mortgages and encumbrances, without limit as to amount.



     (g)  Any director of the Corporation may vote upon any contract or other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director or officer of such subsidiary or affiliated corporation.



     (h)  The directors may, acting in good faith and in their

discretion, submit any contract, act or proposal for authorization,

approval or ratification at any meeting of stockholders, and any such contract, act or proposal authorized, approved or ratified by a vote of the holders of a majority of the shares of capital stock of the

Corporation represented in person or by proxy at such meeting and entitled to vote shall be as valid and as binding upon the Corporation and upon all stockholders as though it had been authorized, approved,

or ratified, as the case may be, by every stockholder of the

Corporation.



     (i)  Any action required or permitted to be taken by the

stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.  Except as otherwise required by law and subject to the rights of the holders of any class or any series of Preferred Stock having a preference over the

Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors

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

pursuant to a resolution adopted by a majority of the total

number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).



     (j)  Notwithstanding any other provision of this Restated

Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Restated Certificate of

Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least 80 percent of the combined voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article 6, or any provision hereof.



     Article 7.     No director of the Corporation shall be personally
     ----------
liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this

Article shall not eliminate or limit the liability of a director (i)

for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) under section 174 of the Delaware General Corporation law, or

(iv) for any transaction from which the director derived an improper personal benefit.  This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which this Article becomes effective.  Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to the time of such repeal or modification.

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

     IN WITNESS WHEREOF, the undersigned do execute this Restated

Certificate of Incorporation and affirm and acknowledge, under penalties of perjury, that this Restated Certificate of Incorporation is their act and deed and that the facts stated herein are true, this

11th day of May, 1998.
----        ----



                         /s/RICHARD K. SCHMIDT

                         --------------------------------

                         Name:     Richard K. Schmidt

                         Title:    President


Attest:



/s/LARRY L. BINGAMAN

-----------------------------

Name:     Larry L. Bingaman

Title:    Secretary